Stockholder contact:	Kevin Howley 617-385-9517 kevin.howley@columbiathreadneedle.com

Media contact:	Elizabeth Kennedy 617-897-9394 liz.kennedy@ampf.com

COLUMBIA SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND, INC.

ANNOUNCEMENTS REGARDING

11th ANNUAL MEETING OF STOCKHOLDERS

Boston, MA, March 22, 2021 — The Board of Directors (the Board) of Columbia Seligman Premium Technology Growth Fund, Inc. (the Fund) (NYSE: STK) today announced that the Fund’s 11th Annual Meeting of Stockholders will be held virtually on June 11, 2021 (the Meeting). The close of business on April 20, 2021 has been fixed by the Fund’s Board as the record date for the determination of Stockholders entitled to notice of, and to vote at, the Meeting or any postponement or adjournment thereof.

At the Meeting, Stockholders will be asked to elect two directors, Ms. Sandra Yeager and Mr. Christopher O. Petersen, to the Board, each to hold office until the 2022 Annual Meeting of Stockholders, and to re-elect three other directors, Mses. Kathleen Blatz and Pamela G. Carlton and Mr. George S. Batejan, to the Board, each to hold office until the 2024 Annual Meeting of Stockholders, and all until their successors are elected and qualify; to consider the ratification of the Board’s selection of PricewaterhouseCoopers LLP as the Fund’s independent registered public accounting firm for the 2021 fiscal year; and to consider such other matters as may properly come before the Meeting or any postponement or adjournment thereof. This and other information relating to the Meeting, including additional details of the Meeting time and how to access the Meeting, will be described in a notice of meeting and proxy statement that the Fund intends to file with the Securities and Exchange Commission.

The Fund is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.

Investors should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund’s most recent periodic reports and other regulatory filings by contacting your financial advisor or visiting columbiathreadneedleus.com. These reports and other filings can also be found on the Securities and Exchange Commission’s EDGAR Database. You should read these reports and other filings carefully before investing.

Investment products are not federally or FDIC-insured, are not deposits or obligations of, or guaranteed by any financial institution, and involve investment risks including possible loss of principal and fluctuation in value.

© 2021 Columbia Management Investment Advisers, LLC. All rights reserved.

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